SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2007

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-114442

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01 Other Events.

On September 14, 2007, Domino’s Pizza, Inc. (the “Company”) announced a reorganization of its executive management team. As of September 14, 2007, the following changes are effective:

•	Michael D. Soignet has retired from his position as Executive Vice President, Supply Chain and Franchise Operations.

•	L. David Mounts will transition from his current role as Executive Vice President of Finance and Chief Financial Officer to the position of Executive Vice President of Supply Chain and Procurement.

•	J. Patrick Doyle will serve in the newly-created position of President, Domino’s U.S.A.

•	William E. Kapp will serve as interim Chief Financial Officer.

•	Scott Hinshaw will serve in the position of Executive Vice President of Team U.S.A.

Michael D. Soignet

The Board of Directors has determined that Mr. Soignet will receive a prorated bonus payment for 2007 in the amount of 9/12ths of his annual performance bonus, which will be determined at the end of the year in accordance with the previously disclosed terms of the Company’s Senior Executive Annual Incentive Plan.

L. David Mounts – Executive Vice President of Supply Chain

Mr. Mounts, 44, previously served as Executive Vice President of Finance and Chief Financial Officer since November 2005, and prior to becoming Chief Financial Officer, Mr. Mounts served numerous roles with UPS, Incorporated, most recently as Corporate Controller, U.S. Operations. From 2002 to 2005, Mr. Mounts was Chief Financial Officer for UPS Supply Chain Solutions Group.

Mr. Mounts’ employment agreement and compensation will not change from the current arrangements.

J. Patrick Doyle – President, Domino’s U.S.A.

In his new role, Mr. Doyle, 44, will lead domestic retail operations, including Team U.S.A., Franchise Operations, Franchise Development and Marketing. From October 2004 until the present, Mr. Doyle has served as the Executive Vice President, Domino’s Pizza Inc. and Leader of Team U.S.A. Mr. Doyle also has served as the Company’s Executive Vice President of International from May 1999 until October 2004 and as interim Executive Vice President of Build the Brand from December 2000 to July 2001. Mr. Doyle served as Senior Vice President of Marketing from the time he joined the Company in 1997 until May 1999.

Mr. Doyle will receive a base salary of $465,000 per year and will be eligible to receive an annual incentive bonus upon the Company’s achievement of certain specified performance objectives in accordance with the previously disclosed terms of the Company’s Senior Executive Annual Incentive Plan. His employment agreement has an indefinite term unless terminated by either party in accordance with the provisions of the agreement. The Board of Directors has also approved a stock option grant for Mr. Doyle of 150,000 shares with a five year vesting schedule, 20% per year, a grant date of September 14, 2007 and an exercise price equal to the closing price of the Company’s common stock on September 14, 2007. Pursuant to the existing terms of the employment agreement, if Mr. Doyle is terminated by the Company without cause, he is entitled to a severance package of his existing salary for twelve months.

William E. Kapp – interim Chief Financial Officer

Mr. Kapp, 45, has been employed as Vice President, Supply Chain Finance and Administration with the Company since May of 2005, served as Vice President of Financial Analysis from June of 2000 until May of 2005 and has worked in numerous roles for the Company since 1987.

The Company does not have a written employment agreement with Mr. Kapp, and his employment will be at-will. Mr. Kapp will continue to receive a base salary of $186,300 per year and continue to be eligible for an annual incentive bonus upon the Company’s achievement of certain specified performance objectives in accordance with the Company’s Senior Executive Annual Incentive Plan. In addition, Mr. Kapp will be eligible to receive a cash bonus at the discretion of the CEO for his service as interim Chief Financial Officer when his service in this position ends.

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Scott Hinshaw – Executive Vice President of Team U.S.A.

Mr. Hinshaw, 44, has served as the Vice President of Team U.S.A. since February of 2004, as a Zone Vice President of Corporate Operations for the Company since 1986.

A copy of the press release announcing these changes is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release dated September 14, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
(Registrant)

Date: September 14, 2007
/s/ David A. Brandon
David A. Brandon
Chief Executive Officer

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